Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

EPC Corporation, a Delaware corporation

Buzzard Power Corporation, a Delaware corporation

Microgy, Inc., a Colorado corporation

Microgy Holdings, LLC, a Delaware limited liability company

Microgy O&M, LLC, a Delaware limited liability company

MST Production, Ltd., a Texas limited partnership

MST GP, LLC, a Texas limited liability company

MST Estates, LLC, a Texas limited liability company

Hereford Biogas, L.L.C., a Texas limited liability company

Mission Biogas, L.L.C., a Texas limited liability company

Rio Leche Estates, L.L.C., a Texas limited liability company